Exhibit 3.1
CERTIFICATE REGARDING ADOPTION OF
AMENDMENTS TO SECTIONS 1.04(A) AND 1.04(B) OF
AIRNET SYSTEMS, INC.’S CODE OF REGULATIONS
BY THE SHAREHOLDERS ON JUNE 6, 2007

     The undersigned hereby certifies that he is the duly elected, qualified and acting Chief Financial Officer, Treasurer and Secretary of AirNet Systems, Inc., an Ohio corporation (the “Corporation”); that the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) of the Corporation was duly called and held on June 6, 2007, at which Annual Meeting a quorum of the shareholders of the Corporation was at all times present in person or represented by proxy; and that the shareholders of the Corporation duly adopted, by the affirmative vote of the holders of common shares entitling them to exercise more than a majority of the voting power of the Corporation, the resolution providing for the adoption of the amendments to Sections 1.04(A) and 1.04(B) of the Code of Regulations of the Corporation set forth on Annex 1, attached hereto and incorporated herein by reference.
     IN WITNESS WHEREOF, the undersigned Chief Financial Officer, Treasurer and Secretary of AirNet Systems, Inc., acting for and on behalf of the Corporation, has hereunto set his hand this 6th day of June, 2007.

/s/ Gary W. Qualmann
Gary W. Qualmann, Chief Financial Officer, Treasurer and Secretary

ANNEX 1
RESOLVED, that the amendments to Sections 1.04(A) and 1.04(B) of the Code of Regulations of AirNet Systems, Inc., in the form set forth in Appendix A to the Company’s Proxy Statement, dated April 30, 2007, sent to the shareholders of the Company in connection with the 2007 Annual Meeting of Shareholders [which amendments are set forth below], be adopted.
Sections 1.04(A) and 1.04(B) of the Code of
Regulations of AirNet Systems, Inc., as amended:
Section 1.04. Notice of Meetings.
(A)	Written notice stating the time, place and purposes of a meeting of the shareholders shall be given either by personal delivery or by mail, overnight delivery service, or any other means of communication authorized by the shareholder to whom the notice is given, not less than ten nor more than sixty days before the date of the meeting (i) to every shareholder of record entitled to notice of the meeting (ii) by or at the direction of the president, the secretary, or another officer expressly authorized by action of the directors to give such notice. If mailed or sent by overnight delivery service, such notice shall be sent to the shareholder at such shareholder’s address as it appears on the records of the corporation. If sent by another means of communication authorized by the shareholder, the notice shall be sent to the address furnished by the shareholder for those transmissions. Notice of adjournment of a meeting need not be given if the time and place to which it is adjourned are fixed and announced at such meeting. In the event of a transfer of shares after the record date for determining the shareholders who are entitled to receive notice of a meeting of shareholders, it shall not be necessary to give notice to the transferee. Nothing herein contained shall prevent the setting of a record date in the manner provided by law, the Articles or the Regulations for the determination of shareholders who are entitled to receive notice of or to vote at any meeting of shareholders or for any purpose required or permitted by law.

(B)	Upon request in writing delivered either in person or by registered mail to the president or the secretary, specifying the purpose or the purposes for which the persons properly making such request have called a meeting of shareholders, that officer shall cause to be given to the shareholders entitled thereto notice of a meeting to be held on a date not less than ten nor more than sixty days after the receipt of such request, as the officer may fix. If the notice is not given within fifteen days after the receipt of such request by the president or the secretary, then, and only then, the persons properly calling the meeting may fix the time of the meeting and give notice thereof in accordance with the provisions of the Regulations, or cause the notice to be so given by any designated representative.